{Stamp}
FILED # C26603-00

OCT 04 2000

Dean Heller, Secretary of State

ARTICLES OF INCORPORATION
OF
DIVERSIFIED TECHNOLOGY GROUP, INC.

Know All Men By These Presents That: the undersigned incorporator, being a natural person of the age of eighteen (18) years or more and desiring to form a body corporate under the laws of the State of Nevada, does hereby sign, verify and deliver in duplicate to the Secretary of the State of Nevada the following Articles of Incorporation.

ARTICLE I
(Name)

The name of the Corporation shall be Diversified Technology Group, Inc, (the “Corporation”).

ARTICLE II
(Period of Duration)

The Corporation shall exist in perpetuity from and after the date of filing these Articles of Incorporation with the Secretary of State for the State of Nevada, unless and until dissolved according to law.

ARTICLE III
(Purpose and Powers)

The purpose for which the Corporation has been formed and the powers to effectuate this purpose are as follows:

Section 3.1 Purpose. The purpose for which the Corporation has been formed is to transact any and all lawful business for which corporation may be formed under the laws of the State of Nevada.

Section 3.2 Powers. The Corporation shall have and may exercise al rights, powers, and privileges now and hereafter conferred upon corporations formed under the laws of the State of Nevada, and may do everything necessary, lawful, suitable, and proper for the accomplishment of its corporate purpose, including, without limitation, the right, power, and privilege to: (a) Acquire, construer, maintain, develop, improve, rent, use, mortgage, and dispose of real property and interests, estates, and rights therein; (b) Guarantee, purchase or otherwise acquire, hold, assign, transfer, mortgage, create a security interest in, transfer to trust by deed or otherwise, pledge, exchange, or sell or otherwise dispose of shares or other evidence of the equity of, or debt created by, other corporations and, while the holder thereof, exercise all rights and privileges of ownership, including, without limitation, the right to vote to the same extent as a natural person might or could do; (c) Draw, make, accept, endorse, discount, execute, and issue promissory notes, drafts, bills of exchange, warrants, debentures, and other negotiable, non-negotiable, transferable, and non-transferable instruments or writings evidencing indebtedness of the Corporation; (d) Enter into, make, perform, and rescind contracts of every kind without limitation as to amount, for any lawful purpose and with any person, firm, association, or corporation, town, city, county, state, territory, government, or other entity or person or persons; (e) Borrow money by issuing bonds, debentures, or any other evidence of indebtedness and secure the same by mortgage, pledge, deed of trust, or otherwise; (f) Purchase, hold, sell, and transfer the shares or other evidence of equity in the Corporation; (g) Have one or more of its officers or agents conduct any or all of its operations and business and promote its objects within or without the State of Nevada without restriction as to place or amount; (h) Do any or all of the things set forth in this article as principal, agent, broker, contractor, trustee, or otherwise, either alone, in company with others, or both; (i) Guarantee, purchase or otherwise acquire, hold, assign, transfer, mortgage, create a security interest in, transfer to trust by deed or otherwise, pledge, exchange, or sell or otherwise dispose of securities, whether created or issued by any person, firm, association, corporation, or government, or subdivision thereof; make payment therefore in any lawful manner; and exercise, as owner or holder, any and all rights, powers, and privileges in respect thereof; (j) Purchase or otherwise acquire the equity, goodwill, rights, property, and franchises and take over as a going concern or otherwise the whole or any part of the assets and liabilities of any person, firm, association, or corporation and hold or in any manner dispose of the whole or any part of the property so acquired; merge or consolidate with or into any corporation in such manner as may be permitted by law; and continue to conduct the whole or any part of any business acquired in so far as a corporation of this character may lawfully do so with the right to exercise all powers necessary or convenient in and about the conduct and management of such business; and (k) Enter into any partnership, limited or general, as a limited or general partner, or both; enter into any other arrangements for sharing profits, union of interest, unitization of farmout agreements, reciprocal concessions; and cooperate with any cooperation, association, partnership, syndicate, entity, person, or governmental municipal, or public authority, domestic or foreign, for the purpose of carrying on any business in which the Corporation is authorized to carry on or any business or transaction deemed necessary, convenient, or incidental to carrying out the purpose for which the Corporation has been formed.

ARTICLE IV
(Capital)

Section 4.1 Classes of Shares. The proprietary interest of the Corporation shall hereafter be divided into two classes of stock, which are collectively referred to herein as “Shares”. The first class of common stock, per value $.001 per share, and the second class of preferred stock, par value $.001 per share (An individual share within the respective classes of stock shall be referred to appropriately as either “Common Share” or a “Preferred Share.”) The Corporation has the authority to issue 74,000,000 and Common Shares and 1,000,000 Preferred Shares. The authority of the Corporation to issue shares may be limited by resolution of the board of directors of the Corporation (the “Board of Directors”). Shares may be issued from time to time for such consideration in money or property (tangible or intangible) or labor or service actually performed as the Board of Directors may determine in their solo judgment and without the necessity of action by the holders of Shares. Common Shares may be issued in series. Shares may not be issued until paid for and, when issued, are nonassessable. Fractional Shares may not be issued by the Corporation and, in the event fractional shares are or may become outstanding, the Corporation shall redeem said shares at the then market price.

Section 4.2 Preferred Shares. The Board of Directors is authorized to act by resolution, subject to limitations prescribed by the laws of the State of Nevada, these Articles of Incorporation, the Bylaws of the Corporation (the “Bylaws”), and previous resolutions by the Board of Directors limiting thus authorization, to provide for the issuance of Preferred Shares in series. To exercise this authority the Board of Directors must first designate the series so established, and secondly, fix and determine the relative rights, preferences, and limitations of the Preferred Shares in the series established to the extent not fixed and determined by these Articles of Incorporation. The extent of this authority, with respect to each series established, is to be determined by reference to the “Nevada Corporation Code” without limiting the generality of the foregoing, this authority includes fixing and determining the following: (a) The number of Preferred Shares which may be issued under the series established and the designation of suck series; (b) The rate of dividend on Preferred Shares on that series, if any, the time of payment of dividends, whether dividends shall be cumulative, and, if, cumulative, the date from which dividends shall begin accruing; (c) Whether Preferred Shares of that series may be redeemed, and, if redeemable, the redemption prices, terms, and conditions of redemption; (d) Whether to establish a sinking fund or make other provisions for the redemption or purchase of Preferred Shares of that series; (e) The amount payable per Preferred Share of that series in the event of the dissolution, liquidation, or winding up of the Corporation, whether voluntarily or involuntarily; (f) Voting powers, if any, of the series, and; (g) Whether the series shall have conversion privileges, and, if convertible, the terms and conditions upon which Preferred Shares of that series shall be convertible, including, without limitation, the provision, if any, for adjustment of the conversion rate and the payment of additional amount by holders of such shares upon the exercise of this privilege.

Irrespective of the limitations set forth in subsection (a) of this section, the Board of Directors may, at any time after the number of Preferred Shares authorized under a series has been established, authorize the issuance of additional Preferred Shares of the same series or reduce the number of Preferred Shares authorized under such series. All Preferred Shares shall be identical to each other in all respects, except as to those relative rights, preferences, and limitation established by the Board of Directors pursuant to its authority as determined by references to the Nevada Corporation Code and as established in subsection (a) through (g), inclusive, of this section, as to which there may be variations between series.

Section 4.3 Voting. Each record holder of Common Shares (and to the extent, if any, provided by the laws of the State of Nevada, or by the Board of Directors acting pursuant to the authority set forth in Section 4.2 (f) of this article, each record holder of the Preferred Shares) shall have once vote on each matter submitted to a vote for each share standing in his name on the books of the Corporation. Unless otherwise required under the laws of the State of Nevada, these Articles of Incorporation, the Bylaws, or the resolution of the Board of Directors creating any series of Preferred Shares, no matter submitted to a Shareholder vote shall require the approval of a class or series voting separately.

Section 4.4 Quorum. At all meetings of Shareholders, one-third (1/3) of the Shares entitled to vote as such meeting, whether represented in person or by proxy, shall constitute a quorum and ay any meeting at which a quorum is present the affirmative vote of a majority of the Shares represented at such meeting and entitled to vote on the subject manner shall be the act of the Shareholders.

ARTICLE V
(Rights of Shareholders)

Section 5.1 Cumulative Voting. Shareholders are not entitled to cumulative voting unless expressly provided to the contrary by resolution of the Board of Directors in establishing a series within a class of Shares.

Section 5.2 Preemptive Rights. Shareholders shall not be entitled to any preemptive or similar rights, including, without limitation, any preemptive or similar right to purchase, subscribe for, or otherwise acquire unissued or treasury Shares of the Corporation that may be issued at any time, or to purchase, subscribe for, or otherwise acquire any options, warrants, or privileges to purchase, subscribe for, or otherwise acquire any such unissued or treasury Shares, or to purchase, subscribe for, or otherwise acquire bonds, notes, debentures, or other securities convertible into or carrying options, warrants, or privileges to purchase, subscribe for, or otherwise acquire any such unissued or treasury Shares unless expressly provided to the contrary by resolution of the Board of Directors in establishing a series within a class of Shares.

ARTICLE VI
(Registered Officer and Registered Agent)

The registered office of the Corporation is 6100 Neil Road, Suite 500, Reno, NV 89511, and the name is the registered agent of the Corporation at such address is The Corporation Trust Company of Nevada.

Article VII
(Board of Directors)

Section 7.1 Exercise of Corporate Powers. The corporate powers shall be exercised by the Board of Directors. The number of directors shall be set under the Bylaws or resolution of the Board of Directors, either of which shall meet the requirements set forth under the Nevada Corporation Code, and subject to the limitation that the initial Board of Directors shall consist of one person, whose name and address is as follows: Mark S. Pierce, 460 Ogden, Denver, Colorado 80218.

Section 7.2 Limitation of Liability. To the fullest extent permitted by the Nevada Corporation Code, as the same exists or may hereafter be amended, a director of the corporation shall not be liable to the Corporation or to the Shareholders for breech of fiduciary duty as a director.

Section 7.3 Delegation to Bylaws. All other provisions relating to the governance of the Board of Directors shall be set forth in the Bylaws, or established by resolutions of the Boards of Directors in accordance with authority granted thereby.

ARTICLE VIII
(Transactions with Certain Interested Parties)

Section 8.1 Directors and Officers. No contract or other transactions between the Corporation and one or more its directors or officers or any other corporation, firm, association, or entity in which one or more directors of the Corporation are directors or officers or are financially interested shall be either void or voidable solely because of such relationship or interest, or solely because such directors are present at the meeting of the Board of Directors or a committee thereof which authorized, approved, or ratified such contract or transaction, or solely because their votes were counted for such purpose of it; (a) the fact of such relationship or interest is disclosed or known to the Board of Directors or committee which authorizes, approves, or ratifies the contract or transaction by a vote or consent sufficient for the purpose without counting the votes or consents of such interested persons; (b) the fact of such relationship or interest is disclosed to or known by the Shareholders entitled to vote and they authorize, approve, or ratify such contract or transaction by vote or written consent; (c) the contract or transaction is fair and reasonable to the Corporation. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or a committee thereof which authorizes, approves, or ratifies such contract or transaction.

Section 8.2 Certain Other Persons. No contract or other transaction between the Corporation and one or more of its employees, fiduciaries, or agents or between the Corporation and any corporation, firm, association, or entity of which one of the employees, fiduciaries, or agents of the Corporation is a director, officer, member, employee, trustee or shareholder, or otherwise has a direct or indirect financial interest is void or voidable solely because of such relationship or interest or solely because such persons were present at the meeting of the Board of Directors or a committee thereof which authorizes, approves, or ratifies such contract or transaction or solely because their votes are counted for such purpose if; (a) the fact of such relationship or interest is disclosed to or known by the Board of Directors or committee which authorizes, approves, or ratifies the contract r transaction by a vote or consent sufficient for the purpose without counting the votes or consents of such interested persons; or (b) the fact of such relationship or interest is disclosed to or known by Shareholders entitled to vote and they authorize, approve, or ratify such contract or transaction by vote or written consent.

ARTICLE IX
(Corporate Opportunity and Indemnification)

Section 9.1 Corporate Opportunity. The officers, directors, and other members of management of the Corporation shall be subject to the doctrine of “corporate opportunities” only insofar as this doctrine applies to business opportunities in which the Corporation has expressed an interest as determined from time to time by the Board of Directors through resolutions appearing in the minutes of the Corporation. Once such areas of interest are delineated, all business opportunities within such areas of interest which come to the attention of the officers, directors, and other members of management of the Corporation shall be disclosed promptly to the Corporation and made available to it. The Board of Directors may reject any business opportunity. Until such time as the Corporation, through its Board of Directors, has designated an area of interest, the officers, directors, and other members of management of the Corporation shall be free to engage in such areas of interest on their own. This doctrine shall not limit the right of any officer, director, or other member of management of the Corporation to continue a business existing prior to the time that an area of interest is designated by the Corporation. This provision shall not be construed to release any employee of the Corporation (other than an officer, director, or other member of management) from any duties which he may have to the Corporation; additionally, an agreement between the Corporation and an officer, director, or other member of the management of the Corporation may expressly modify this article to such extent as the Board of Directors in its sole discretion may determine.

Section 9.2 Indemnification. The Bylaws shall set forth the Indemnification rights available to officers, directors, employees, and agents.

ARTICLE X
(Majority Vote)

When with respect to any action to be taken by Shareholders of the Corporation, the Nevada Corporation Code requires the vote or concurrence of the holders of two-thirds of the outstanding Shares entitled to vote thereon, or any class or series, such action may be taken by the vote or concurrence of a majority of such Shares or class or series thereof.

ARTICLE XI
(Transfer Restriction on Shares)

The corporation has the right by appropriate action, to impose restrictions upon the transfer of any of its Shares, or any interest therein; provided however, that such restriction or the substance thereof shall be set forth upon the face or back of the certificate representing such Shares.

ARTICLE XIII
(Amendments & Bylaws)

The Bylaws of the Corporation may contain any provision for the regulation and management of the affairs of the Corporation not inconsistent with the laws of the State of Nevada or these Articles of Incorporation. The Board of Directors, in addition to the Shareholders, shall have the power to alter, amend, or repeal the Bylaws or to adopt new Bylaws.

IN WITNESS WHEREOF, The undersigned incorporator has signed these Articles of Incorporation the 2nd day of October 2000.

/s/ Mark S. Pierce

Mark S. Pierce, Incorporator
460 Ogden Street
Denver, Colorado 80218

State of Colorado

City and County of Denver

The above and foregoing articles of incorporation were affirmed and sworn before me the 2nd day of October 2000, by Mark S. Pierce as the Incorporator of Diversifies Technology Group, Inc.

/s/ Signature

Notary Public

Commission Expires 8/30/2004

Certificate and Acceptance of Appointment by Resident Agent

I, the Corporation Trust Company of Nevada, hereby accept appointment as Resident Agent of Diversified Technology Group, Inc.

By: /s/ Vickie M. Prince 10/4/2000
Vickie M. Prince, Assistant Secretary Date

FILED
IN THE OFFICE OF THE SECRETARY OF STATE OF THE STATE OF NEVADA
OCT 26, 2000

No. C26603-00
DEAN HELLER, SECRETARY OF STATE
Certificate of
Amendment
(PURSUANT TO NRS 78.380

DEAN HELLER

SEAL

Secretary of State

101 North Carson Street

Carson, City, Nevada 89701-4786

(775) 684-5708

Important: Read attached instructions before completing form.

CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION
FOR NEVADA PROFIT CORPORATIONS
(Pursuant to NRS 78.380 – Before Issuance of Stock)
-Remit In Duplicate-

1.	Name of Corporation: Diversified Technology Group, Inc.

2.	The articles have been amended as follows (provide article numbers, if available):

Article I
(Name)

The name is the corporation shall be Diversified Technologies Group, Inc. (the “Corporation”)

3.	The undersigned declare that they constitute at least two-thirds of the incorporators (check) ✓ , or of the board of directors (check) .

4.	The date upon which the original articles of incorporation were filed with the Secretary of State: _10_/_04_/_00_.

5.	The undersigned affirmatively declare that to the date of this certificate, no stock of the corporation has been issued.

6.	Signatures:

/s/ Mark Pierce

Signature	Signature

IMPORTANT: Failure to include any of the above information and remit the proper fees may cause this filing to be rejected.

FILED# C26603-00

JUL 2 4 2001

IN THE OFFICE OF
/S/
DEAN HELLER SECRETARY OF STATE

Certificate of
Amendment
(PURSUANT TO NRS 78.385 and 78.390

DEAN HELLER

SEAL

Secretary of State

202 North Carson Street

Carson, City, Nevada 89701-4201

(775) 684-5708

Important: Read attached instructions before completing

CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION
FOR NEVADA PROFIT CORPORATIONS
(Pursuant to NRS 78.385 and 78.390-After Issuance of Stock)
-Remit In Duplicate-

7.	Name of Corporation: Diversified Technology Group, Inc.

8.	The articles have been amended as follows (provide article numbers, if available):

Article 1-Name-shall be amended in its entirety to read as follows:

Article I
(Name)

The name is the corporation is The X-Change Corporation (“Corporation”)

9.	The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 80%

10.	Signatures (Required):

/s/ Charles Stidham President or Vice President	and	/s/ Mark Pierce Secretary or Asst. Secretary

If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restriction on the voting power thereof.

IMPORTANT: Failure to include any of the above information and remit proper fees may cause this filing to be rejected.

FILED# C26603-00

JUL 2 4 2001

IN THE OFFICE OF
/S/
DEAN HELLER SECRETARY OF STATE

The X Change, Inc.

________________________________________________

The undersigned corporation, The X-Change, Inc., a Nevada corporation, by and through its duly authorized representative, Cary Grant, as president and chief executive officer of said corporation, does hereby consent to the use of the name “The X-Change Corporation” by Diversified Technologies Group, Inc.; and does hereby further specifically consent to the change of corporate name by Diversified Technologies Group, Inc., to the X-Change Corporation in the State of Nevada.

The X-Change, Inc.

By: /s/ Cary Grant
Cary Grant, President and CEO

The above and foregoing was acknowledged and affirmed before me this 24 day of July, 2001, by Cary Grant as President and CEO on behalf of the X-Change, Inc.

Date:

/s/ Donald A. Silverstein	(SEAL)

Notary Public in and for New York County, New York	DONALD A. SILVERSTEIN Notary Public, State of New York No. DIS13671700 Qualified in Rockland County Certified in New York County Commission Expires March 30, 2003

_______________________________________________

150 N. Michigan Ave., Ste. 690

Chicago, Illinois 60601

312.332.4400 (Telephone); 312.332.4401 (Facsimile)

FILED# C26603-00

JAN 1 4 2002

IN THE OFFICE OF
/S/
DEAN HELLER SECRETARY OF STATE

Certificate of
Amendment
(PURSUANT TO NRS 78.385 and 78.390

DEAN HELLER

SEAL

Secretary of State

202 North Carson Street

Carson, City, Nevada 89701-4201

(775) 684-5708

Important: Read attached instructions before completing

CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION
FOR NEVADA PROFIT CORPORATIONS
(Pursuant to NRS 78.385 and 78.390-After Issuance of Stock)
-Remit In Duplicate-

1. Name of Corporation: The X-Change Corporation

2. The articles have been amended as follows (provide article numbers, if available):

Exhibit A sets forth an amended section 4.1 and a new section

4.21, each of which amends and supplements ARTICLE IV.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 2/3rds

4. Officer Signature (Required):

/s/ Steven Garrett /s/ Mark Pierce

W. Steven Garrett, President Mark S. Pierce, Secretary

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, he the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holder of shares representing a majority of the voting power of ach class or series affected by the amendment regardless of limitations or restriction on the voting power thereof.

IMPORTANT: Failure to include any of the above information and remit the proper fees may cause this filing to be rejected.

EXHIBIT A

ARTICLE IV Section 4.1 “Classes of Shares” shall be amended in its entirety to read as follows:

Section 4.1 Classes of Shares. The proprietary interest of the Corporation shall hereafter be divided into two classes of stock, which are collectively referred to herein as “Shares.” The first is a class of common stock, par value $.001 per share, and the second a class of preferred stock, par value $.001 per share. (An individual share within the respective classes of stock shall be referred to appropriately as either a “Common Share” or a “Preferred Share.”) The Corporation has the authority to issue 100,000,000 Common Shares and 10,000,000 Preferred Shares. The authority of the Corporation to issue shares may be limited by resolution of the board of directors of the Corporation (the “Board of Directors"). Shares may be issued from time to time for such consideration in money or property (tangible or intangible) or labor or services actually performed as the Board of Directors may determine in their sole judgment and without the necessity of action by the holders of Shares. Common Shares may be issued in series. Shares may not be issued until paid for and, when issued, are nonassessable. Fractional Shares may not be issued by the Corporation and, in the event fractional shares are or may become outstanding, the Corporation shall redeem said shares at the then market price.

ARTICLE IV, “Section 4.2 Preferred Shares” shall have the following section added immediately following said Section 4.2:

Section 4.21 Series A Convertible Preferred Stock. The Corporation shall have an initial series of preferred stock created from the authorized Preferred Shares. This series shall consist of 5,000,000 shares and be entitled “Series A Convertible Preferred Stock.” Following are the powers, designations, preferences, privileges and relative rights in respect of the Series A Convertible Preferred Stock.

Section 1. Dividends. The Corporation is under no obligation to declare dividends on the Series A Convertible Preferred Stock.

Section 2. Redemption. The Corporation is under no obligation to redeem the Series A Convertible Preferred Stock, and the holders of said shares shall have no such right of redemption.

Section 2. Liquidation, Dissolution, or Winding-Up.

(a) Distributions to Holders of Series A Convertible Preferred Stock. In the event of any liquidation, dissolution or winding-up of the Corporation, the holders of outstanding shares of Series A Convertible Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to shareholders, before any payment shall be made to or set aside for holders of the Common Stock, an amount (the “Series A Liquidation Value”) equal to $1.00 per share of Series A Convertible Preferred Stock. If upon any liquidation, dissolution or winding-up of the Corporation, the assets lawfully available to be distributed to the holders of Series A Convertible Preferred Stock under the foregoing provisions of this Section 2(a) are insufficient to permit payment to such stockholders of their fill respective preferential amounts, then all of the assets of the Corporation lawfully available for distribution pursuant to this Section 2(a) shall be distributed ratably among the holders of shares of Series A Convertible Preferred Stock in proportion to the full respective preferential amounts such holders are otherwise entitled to receive.

(b) Deemed Liquidations. A consolidation or merger of the Corporation with or into or with any other person(s) or entity(ies) which result in the exchange of outstanding shares of the Corporation for securities or other consideration issued or paid by any such entity or its affiliate and results in the transfer of more than 49.9% of the voting power of the Corporation or a sale or transfer by the Corporation of all or substantially all of its assets other than in the ordinary course of business or other similar transaction (other than any consolidation or merger involving only a change of the state of incorporation or merger of the Corporation with or into a wholly-owned subsidiary of the Corporation and in which there is no change in the terms of the Series A Convertible Preferred Stock) shall be regarded as a liquidation, dissolution, or winding-up of the affairs of the Corporation within the meaning of this Section 2, unless the holders of a majority in interest of the Series A Convertible Preferred Stock elect otherwise. For purposes of this Section 2 and of Section 5 hereof a sale of substantially all of the assets of the Corporation shall mean the sale or other disposition (whether in a single transaction or a series of related transactions) other than in the ordinary course of business of all or substantially all of its assets, as determined by reference to either the book value or the fair market value of such assets.

(c) Non-Cash Distributions. In the event of a liquidation, dissolution, or winding-up of the Corporation resulting in the availability of assets other than cash for distribution to the holders of shares of Series A Convertible Preferred Stock, the holders of Series A Convertible Preferred Stock shall be entitled to a distribution of cash and/or other assets equal in value to the liquidation preference and other distribution rights stated in Sections 2(a). In the event that such distribution to the holders of shares of Series A Convertible Preferred Stock shall include any assets other than cash, the Board of Directors shall first determine in good faith and with due care the value of such assets for such purpose, and shall notify all holders of shares of Series A Convertible Preferred Stock of such determination. The value of such assets for purposes of the distribution under this Section 2(e) shall be the value as so determined by the Board of Directors.

(d) Dispute Resolution Procedures. In the event of such objection, the valuation of such assets for purposes of such distribution shall be determined by an arbitrator selected by the objecting stockholders and the Board of Directors, or in the event a single arbitrator cannot be agreed upon within 10 days after the written objection sent by the objecting stockholders in accordance with the previous sentence, the valuation of such assets shall be determined by arbitration in which (i) the objecting stockholders shall name in their notice of objection one arbitrator, (ii) the Board of Directors shall name a second arbitrator within 15 days from the receipt of such notice, (iii) the two arbitrators thus selected shall select a third arbitrator within 15 days thereafter, and (iv) the three arbitrators thus selected shall determine the valuation of such assets within 15 days thereafter for purposes of such distribution by majority vote. In the event the third arbitrator is not selected as provided herein, then such arbitrator shall be selected by the President of the American Arbitration Association (“AAA”). The costs of such arbitration shall be borne by the Corporation or by the holders of Series A Convertible Preferred Stock (on a pro rata basis out of the assets otherwise distributable to them) as follows: (i) If valuation as determined by the arbitrators is greater than 90% of the valuation as determined by the Board of Directors, the holders of Series A Convertible Preferred Stock shall pay the costs of the arbitration, and (ii) otherwise, the Corporation shall bear the costs of the arbitration. The arbitration shall be held in New York, New York, in accordance with the rules of the AAA. The award made by the arbitrators shall be binding upon the parties hereto, no appeal may be taken from such award, and judgment thereon m y be entered in any court of competent jurisdiction.

Section 3. Voting Rights.

(a) General. Except as otherwise expressly provided herein or as required by applicable law, the holder of each share of Series A Convertible Preferred Stock shall be entitled to vote on all matters. Each share of Series A Convertible Preferred Stock shall entitle the holder thereof to such number of votes per share as shall equal the number of shares of Common Stock into which such SHARE of Series A Convertible Preferred Stock is convertible pursuant to Section 4(a) hereof as of the record date for the determination of stockholders entitled to vote on such matter, or if no record date is established, at the date such vote is taken or any written consent of stockholders is solicited.

(b) Action by Written Consent. Whenever holders of a class or series of capital stock are required or permitted to take any action by vote, such action may be taken without a meeting by written consent, setting forth the action so taken and signed by the holders of at least such number of shares of such classes) and/or series of capital stock as would be sufficient to take such action at a meeting of stockholders, except as otherwise expressly provided herein.

Section 4. Conversion. Shares of Series A Convertible Preferred Stock shall be subject to conversion into shares of Common Stock or other securities, properties, or rights, as set forth in this Section 4.

(a) Holders’ Option to Convert.

(i) Conversion Rights. Subject to and in compliance with the provisions of this Section 4, any shares of Series A Convertible Preferred Stock may, at any time or from time to time at the option of the holder, be converted into fully paid and non-assessable shares of Common Stock. Each share of Series A Convertible Preferred Stock shall be entitled upon such conversion upon either optional or automatic conversion into ten (10) shares of Common Stock, as adjusted appropriately for stock splits, stock dividends, recombinations and the like and as adjusted pursuant to the antidilution provisions described below.

(ii) Conversion Exercise. To exercise conversion rights under this Section 4(a), a holder of shares of Series A Convertible Preferred Stock to be so converted shall surrender the certificate or certificates representing the shares being converted to the Corporation at its principal office, and shall give written notice to the Corporation at that office that such holder elects to convert such shares. Such notice shall also state the name or names (with address or addresses) in which the certificate or certificates for shares of Common Stock issuable upon such conversion shall be issued. The certificate or certificates for shares of Series A Convertible Preferred Stock surrendered for conversion shall be accompanied by evidence of proper assignment thereof to the Corporation. As promptly as practicable, the Corporation shall issue and shall deliver to the holder of the shares of Series A Convertible Preferred Stock being converted, a certificate or certificates in such denominations as such holder may request in writing for the number of full shares of Common Stock issuable upon the conversion of such shares of Series A Convertible Preferred Stock in accordance with the provisions of this Section 4, plus cash as provided in Section 4(b) below in respect of any fraction of a share of Common Stock issuable upon such conversion. Such conversion shall be deemed to have been effected immediately prior to the close of business on the Conversion Date, and at such time the rights of the holder as holder of the converted shares of Series A Convertible Preferred Stock shall cease and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of shares of Common Stock represented thereby.

(b) Automatic Conversion.

(i) Qualified Public Offering. Each share of Series A Convertible Preferred Stock outstanding shall be converted into the number of fully paid and non-assessable shares of Common Stock into which such shares is then convertible pursuant to Section 4(a) hereof, automatically and without further action, immediately upon the closing of a firm commitment underwritten public offering of shares of Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), in which (i) the aggregate price paid for such shares by the public shall be at least $7,500,000 and (ii) a price to the public not less than 43.00 per share (as adjusted to reflect the occurrence of any subdivision or combination of Common Stock after the date of filing of this Restated and Amended Certificate of Incorporation), such conversion to be effective upon the closing of the sale of such shares by the Corporation to the public offering (hereinafter referred to as a “Qualified Public Offering”).

(ii) Conversion of Two-thirds of Series A Preferred Stock. Each share of Series A Convertible Preferred Stock outstanding shall be converted into the number of fully paid and non-assessable shares of Common Stock into which such share is then convertible pursuant to Section 4(a) hereof, automatically and without further action, immediately upon conversion by the holders of two-thirds of the Series A Convertible Preferred Stock.

(iii) Mechanics of Automatic Conversion. Upon any automatic conversion of shares of Series A Convertible Preferred Stock into shares of Common Stock pursuant to this Section 4(b), the holders of such converted shares shall surrender the certificates formerly representing such shares at the office of the Corporation or of any transfer agent for Common Stock. Thereupon, there shall be issued and delivered to each such holder, promptly at such office and in his name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which such shares of Series A Convertible Preferred Stock were so converted and cash as provided in Section 4(b) below in respect of any fraction of a share of Common Stock issuable upon such conversion. The Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless and until certificates formerly evidencing the converted shares of Series A Convertible Preferred Stock are either delivered to the Corporation or its transfer agent, as hereinafter provided, or the holder thereof notifies the Corporation or such transfer agent that such certificates have been lost, stolen, or destroyed and executes and delivers an agreement to indemnify the Corporation from any loss incurred by it in connection therewith.

(c) Adjustments for Extraordinary Common Stock Events. As used herein, “Extraordinary Common Stock Event” means, with respect to any series of Preferred Shares, any occurrence after its original Issue Date of (i) the issuance of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock, (ii) the subdivision of outstanding shares of Common Stock into a greater number of shares of Common Stock, or (iii) the combination of outstanding shares of Common Stock into a smaller number of shares of Common Stock. In connection with the happening of any Extraordinary Common Stock Event, the applicable Conversion Value of such series shall be adjusted by multiplying the then effective applicable Conversion Value by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding (excluding treasury stock) immediately before such Extraordinary Common Stock Event and the denominator of which shall be the number of shares of Common Stock outstanding (excluding treasury stock) immediately before such Extraordinary Common Stock Event, and the product so obtained shall thereafter be the applicable Conversion Value of such series. The applicable Conversion Value, as so adjusted, shall be readjusted in the same manner upon the happening of any successive Extraordinary Common Stock Event or Events.

(d) Adjustments for Reclassifications. If the Common Stock issuable upon the conversion of Series A Convertible Preferred Stock shall be changed into the same or a different number of shares of any class(es) or series of stock, whether by reclassification or otherwise (other than an Extraordinary Common Stock Event or a reorganization, merger, consolidation, or sale of assets provided for elsewhere in this Section 4), then and in each such event the holder of each share of Series A Convertible Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change by holders of the number of shares of Common Stock into which such shares of Series A Convertible Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

(e) Adjustments for Reorganization, Merger, Consolidation or Sale. If at any time or from time to time (A) there shall be a capital reorganization of Common Stock (other than a subdivision, combination of shares, reclassification, or exchange of shares provided for elsewhere in this Section 4), or a merger or consolidation of the Corporation with or into another Corporation, or the sale of all or substantially all of the Corporation’s assets to any other person and (B) the holders of 75% or more of the outstanding shares of Series A Convertible Preferred Stock have elected pursuant to Section 2(b) hereof to forego the benefits of Section 2(b) in favor of the application to such transaction of this Section 4(e), then, as a part of and as a condition to the effectiveness of such reorganization, merger, consolidation, or sale, lawful and adequate provision shall be made so that if the Corporation is not in economic effect the surviving Corporation, each share of Series A Convertible Preferred Stock shall be converted into a share of capital stock of the surviving Corporation having equivalent preferences, rights, and privileges, except that in lieu of being able to convert into shares of Common Stock of the Corporation or the successor Corporation, the holders of shares of Series A Convertible Preferred Stock (including any such capital stock issued upon conversion of Preferred Stock) shall thereafter be entitled to receive upon conversion of such Series A Convertible Preferred Stock (including any such capital stock issued upon conversion of Series A Convertible Preferred Stock) the number of shares of stock or other securities or property of the Corporation or of the successor Corporation resulting from such merger or consolidation or sale, to which a holder of the number of shares of Common Stock deliverable upon conversion of such share of Series A Convertible Preferred Stock immediately prior to the capital reorganization, merger, consolidation, or sale would have been entitled on such capital reorganization, merger, consolidation, or sale. In any such case, appropriate provisions shall be made with respect to the rights of the holders of Series A Convertible Preferred Stock (including any such capital stock issued upon conversion of Series A Convertible Preferred Stock) after the reorganization, merger consolidation, or sale to the end that the provisions of this Section 4 (including without limitation provisions for adjustment of the applicable Conversion Value and the number of shares issuable upon conversion of Series A Convertible Preferred Stock or such capital stock) shall thereafter be applicable, as nearly as may be, with respect to any shares of stock, securities, or assets to be deliverable thereafter upon the conversion of such Series A Convertible Preferred Stock or such capital stock.

(f) Adjustments for Diluting Issues.

(i) Except as otherwise provided below in this Section 4(f)(i), and except with respect to an Extraordinary Common Stock Event, adjustments in respect of which are provided for in Section 4(c), if at any time while there are any shares of Series A Convertible Preferred Stock outstanding, the Corporation shall issue any additional shares of Common Stock at a price per share less than the applicable Conversion Value of such issues in effect immediately prior to such issuance or sale, then in each such case the applicable Conversion Value of such series shall be adjusted to equal the result of the following formula:

New applicable Conversion Value = (p1 x Q1) + (P2 x Q2)

(Q1 + Q2)

where:

P1 = the applicable Conversion Value in effect immediately prior to such issuance of additional shares of Common Stock;

Q1 = the aggregate number of shares of Common Stock outstanding (including shares of Common Stock issuable upon conversion, exchange or exercise of outstanding Derivative Securities) immediately prior to such issuance of additional shares of Common Stock;

P2 = the average price per share received by the Corporation for the shares deemed issued in respect of such issuance of additional shares of Common Stock; and

Q2 = the number of shares of Common Stock deemed issued in respect of such issuance of additional shares of Common Stock.

The following (hereinafter “Excluded Issuances”) shall not be deemed issuances of additional shares of Common Stock for the purposes of this Section 4(f), or of Derivative Securities for the purposes of Section 4(f)(ii): the Corporation’s (A) issuance of shares of Common Stock upon conversion of shares of Series A Convertible Preferred Stock, (B) issuance of shares of Common Stock or Series A Convertible Preferred Stock as a dividend or other distribution on or subdivision of then outstanding Common Stock or Series A Convertible Preferred Stock, (C) issuance of shares of Common Stock or Securities to officers and employees of, or bona fide consultants or advisors (as defined for purposes of Rule 701 promulgated pursuant to the Securities Act) to, the Corporation under any stock option or stock equity plan of the Corporation (the “Plans”) and issuance of shares of Common Stock upon exercise of any such Derivative Securities, (D) issuance of shares of Common Stock or Derivative Securities as consideration in connection with the Corporation’s acquisition of all or a substantial portion of the assets or all of any portion of the capital stock of any Person or in connection with the Corporation’s entering into any business relationship with any Person with the prior approval of the Board of Directors, including the director elected by the separate class vote of the holders of Series A Convertible Stock pursuant to Section 3(b), (E) issuance of Derivative Securities, or Common Stock upon exercise of Derivative Securities, to financial institutions or lessors in connection with commercial credit arrangements, debt financings, equipment lease financings or similar transactions, provided such financings are for other than primarily equity financing purposes and approved by a majority of the Board of Directors, or (F) issuance of shares of Common Stock in connection with a Qualified Public Offering.

For purposes of this Section 4(f), if a part or all of the consideration received by the Corporation in connection with the issuance of any of the securities described below in Section 4(f)(ii) consists of property other than cash, such consideration shall be deemed to have the same value as is recorded on the books of the Corporation with respect to receipt of such property so long as such recorded value was determined reasonably and in good faith and with due care by the Board of Directors of the Corporation, and shall otherwise be deemed to have a value equal to its fair market value.

(ii) As used herein, “Derivative Securities” means (A) all shares of stock and other securities that are convertible into or exchange for shares of Common Stock and (B) all options, warrants and other rights to acquire shares of Common Stock or securities convertible into or exchangeable for shares of Common Stock. For purposes of this Section 4(f), the issuance of any Derivative Securities shall be deemed an issuance of shares of Common Stock if the Net Consideration Per Share (as defined below) that may be received by the Corporation for such Common Stock is less than the applicable Conversion Value at the time of such issuance in the manner provided in Section 4(f)(i) as if such Common Stock were issued for such Net Consideration Per Share. No adjustment of the applicable Conversion Value shall be made under this Section 4(f) upon the issuance of any additional shares of Common Stock that are issued upon the exercise, conversion, or exchange of any Derivative Securities if any such adjustment was previously made upon the issuance of such Derivative Securities. Any adjustment of the applicable Conversion Value with respect to this Section 4(f)(ii) shall be disregarded if, as, and to the extent that the Derivative Securities that give rise to such adjustment expire or are canceled without having been exercised, so that the applicable Conversion Value effective immediately upon such cancellation or expiration shall be equal to the applicable Conversion Value that otherwise would have been in effect immediately prior to the time of the issuance of the expired or cancelled Derivative Securities, with such additional adjustments as subsequently would have been made to that applicable Conversion Value had the expired or cancelled Derivative Securities not been issued. In the event that the terms of any Derivative Securities previously issued by the Corporation are changed (whether by their terms or for any other reason) so as to lower the Net Consideration Per Share payable with respect thereto (whether or not the issuance of such Derivative Securities originally gave rise to an adjustment of the applicable Conversion Value), the applicable Conversion Value shall be recomputed as of the date of such change, so that the applicable Conversion Value effective immediately upon such change shall be equal to the applicable Conversion Value in effect at the time of the issuance of the Derivative Securities subject to such change, adjusted for the issuance thereof in accordance with the terms thereof after giving effect to such change, and with such additional adjustments as subsequently would have been made to the applicable Conversion Value had the Derivative Securities been issued on such changed terms. For purposes of this Section 4(f)(ii), the Net Consideration Per Share that may be received by the Corporation shall be determined as follows:

(A) “Net Consideration Per Share” shall mean the amount equal to the total amount of consideration, if any, received by the Corporation for the issuance of such Derivative Securities, plus the minimum amount of additional consideration, if any, payable to the Corporation upon exercise, conversion, and/or exchange thereof for shares of Common Stock, divided by the maximum number of shares of Common Stock that would be issued if all such Derivative Securities were exercised or converted at such Net Consideration Per Share.

(B) The Net Consideration Per share that may be received by the Corporation shall be determined in each instance as of the date of issuance of Derivative Securities without giving effect to any possible future price adjustments or rate adjustments that may be applicable with respect to such Derivative Securities and which are contingent upon future events; provided, that in the case of an adjustment to be made as a result of a change in terms of such Derivative Securities, the Net Consideration Per Share shall be determined as of the date of such change.

(g) Certificates to Adjustments. In each case of an adjustment or readjustment of the applicable Conversion Rate, the Corporation will promptly furnish each holder of Series A Convertible Preferred Stock with a certificate, prepared by the chief financial officer of the Corporation, showing such adjustment or readjustment, and stating in detail the facts upon which such adjustment or readjustment is based.

(h) Fractional Shares. No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon conversion of shares of Series A Convertible Preferred Stock. Instead of any fractional shares of Common Stock that would otherwise be issuable upon conversion of shares of Series A Convertible Preferred Stock, the Corporation shall pay to the holder of the shares of Series A Convertible Preferred Stock that were converted a cash adjustment in respect of such fraction in an amount equal to the same fraction of the market price per share of Common Stock (as determined in a manner reasonably prescribed by the Board of Directors) at the close of business on the Conversion Date.

(i) Partial Conversion. In the event some but not all of the shares of Series A Convertible Preferred Stock represented by a certificate or certificates surrendered by a holder are converted, the Corporation shall execute and deliver to or on the order of the holder, at the expense of the Corporation, a new certificate representing the number of shares of Series A Convertible Preferred Stock of the same series that were not converted.

(j) Reservation of Common Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of shares of Series A Convertible Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Convertible Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Convertible Preferred Stock, then subject to the provisions of Section 5(i) hereof, the Corporation shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(k) Further Adjustment Provisions. In the event that, at any time as a result of an adjustment made pursuant to this Section 4, the, holder of any shares of Series A Convertible Preferred Stock upon thereafter surrendering such shares for conversion shall become entitled to receive any shares or other securities of the Corporation other than shares of Common Stock, the applicable Conversion Rate in respect of such other shares or securities so receivable upon conversion of shares of Series A Convertible Preferred Stock shall thereafter be adjusted, and shall be subject to further adjustment from time to time, in a manner and on terms as nearly equivalent as practicable to the provisions with respect to Series A Convertible Preferred Stock of the applicable series contained in this Section 4, and the remaining provisions hereof with respect to such issues of Series A Convertible Preferred Stock shall apply on like or similar terms to any such other shares or securities.

Section 5. Negative Covenants.

(a) So long as any shares of Series A Convertible Preferred Stock are outstanding, the Corporation shall not, without the approval of (or the waiver of rights under this Section 5(a) by) the holders of at least a majority of the then outstanding shares of Series A Convertible Preferred Stock voting separately as a class, increase the authorized number of shares of Series A Convertible Preferred Stack or alter the powers, preferences or rights of the holders of shares of Series A Convertible Preferred Stock so as to affect them adversely.

(b) So long as any shares of Series A Convertible Preferred Stock are outstanding, the Corporation shall not do any of the following things without the affirmative vote or written consent of the holders of at least 50% of the then outstanding shares of Series A Convertible Preferred Stock, voting together as a class, and any attempt to do so will be wholly void:

(i) Amend the Corporation’s Restated and Amended Certificate of Incorporation or the By-Laws of the Corporation to amend or change in any way the terms of the Series A Convertible Preferred Stock;

(ii) Authorize, designate, issue, or sell any shares of capital stock or other securities convertible into or exercisable for any shares of capital stock, with rights or preferences superior to the Series A Convertible Preferred Stock; or

(iii) Take any other action or enter into any other agreements that might conflict with the Corporation’s obligations hereunder with respect to the holders of Series A Convertible Preferred Stock.

Section 6. No Reissuance of Shares of Series A Convertible Preferred Stock. No share or shares of Series A Convertible Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion, or otherwise shall be reissued, and all such shares shall be canceled, retired, and eliminated from the shares that the Corporation is authorized to issue. The Corporation from time to time take such appropriate corporate action as may be necessary to reduce the authorized number of shares of Series A Convertible Preferred Stock accordingly.

Section 7. Notices of Record Dates, Etc. In the event (i) the Corporation establishes a record date to determine the holders of any class of securities who are entitled to receive any dividend or other distribution, or (ii) there occurs any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation, or any transfer of all or substantially all of the assets of the Corporation to any other Corporation, or any other entity or person, or any voluntary or involuntary dissolution, liquidation, or winding-up of the Corporation, the Corporation shall deliver to each holder of Series A Convertible Preferred Stock, in accordance with Section 10(a) hereof, at least 20 days prior to such record date or the proposed effective date of the transaction specified therein, as the case may be, a notice specifying (a) the date of such record date for the purpose of such dividend or distribution and a description of such dividend or distribution, (b) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation, or winding-up is expected to become effective, and (c) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for cash, securities, and/or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation, or winding –up.

Section 8. Other Rights. Except as otherwise provided in this Restated and Amended Certificate of Incorporation, shares of Series A Convertible Preferred Stock and Common Stock shall be identical in all respects (each share of Series A Convertible Preferred Stock having equivalent rights to the number of shares of Common Stock into which it is then convertible pursuant to Section 4 hereof), shall have the same powers, preferences and rights, without preference of any such class or share over any other such class or share over any other such class or share, and shall be treated as a single class of stock for all purposes.

Series 9. Ranking. The Series A Convertible Preferred Stock shall rank senior to Common Stock, as to the distribution of assets on liquidation, dissolution, or winding-up of the Corporation (as defined in Section 2 hereof).

Section 10. Miscellaneous.

(a) Notices. All notices, requests, payments, instructions or other documents to be given hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if(i) delivered personally (effective upon delivery), (ii) mailed by certified mail, return receipt requested, postage prepaid (effective five business days after dispatch), (iii) sent by a reputable, established courier service that guarantees next business day delivery (effective the next business day), or (iv) sent by telecopier followed within 24 hours by confirmation by one of the foregoing methods (effective upon receipt of the telecopy in complete readable form), addressed as follows (or to such other address as the recipient party may, have furnished to the sending party for the purpose pursuant to this Section 10(a)):

If to the Corporation:	X-Change Corporation, Inc. 36 W. 44th Street, Suite 1209 New York, NY 10036 Attention: President Telecopy No. (646) 728-7023

If to any holder of Series A Convertible Preferred or Common Stock:

to its address as shown on the stock records of the Corporation.

(b) Transfer Taxes, Etc. The Corporation shall pay any and all stock transfer. documentary stamp taxes and the like that may be payable in respect of any issuance or delivery of shares of Series Convertible Preferred Stock or shares of Common Stock or other securities issued in respect of shares of Series A Convertible Preferred Stock pursuant hereto or certificates representing such shares or Securities. The Corporation shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series A Convertible Preferred Stock or Common Stock or other securities in a name other than that in which such shares were registered, or in respect of any payment to any person other than the registered holder thereof with respect to any such shares, and shall not be required to make any such issuance, delivery, or payment unless and until the otherwise entitled to issuance, delivery, or payment has been paid or is not payable.

(c) Transfer Agents. The Corporation may appoint, and from time to time discharge and change, a transfer agent for the Series A Convertible Preferred Stock, and/or Common Stock. Upon any such appointment or discharge of a transfer agent, the Corporation shall send via written notice thereof to each holder of record of the Series A Convertible Preferred Stock and/or Common Stock, as applicable.